LANDAUER, INC.

             2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586
                       TELEPHONE (708) 755-7000


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




     Notice is hereby given that the annual meeting of stockholders of Landauer, Inc. will be held at the office of Sidley Austin Brown & Wood, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 4:00 p.m., local time, on Wednesday, February 5, 2003 for the following purposes:

     1. To elect two directors to hold office for a term of three years each.

     2. To vote on the proposal to approve the selection of PricewaterhouseCoopers LLP as the auditors of the Company for the fiscal year ending September 30, 2003.

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on December 20, 2002 are entitled to notice of and to vote at the meeting.


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.




                            James M. O'Connell
                            Vice President, Treasurer, Secretary
                            and Chief Financial Officer


January 2, 2003

                            PROXY STATEMENT

             Approximate Date of Mailing:  JANUARY 2, 2003

             INFORMATION CONCERNING THE PROXY SOLICITATION


     The enclosed proxy is solicited by the board of directors of Landauer, for use at its annual meeting of stockholders to be held on Wednesday, February 5, 2003 at 4:00 p.m., local time, at the office of Sidley Austin Brown & Wood, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or any adjournments or postponements thereof. You may revoke your proxy at any time prior to it being voted by giving written notice to the Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by Landauer. Solicitations will be made by mail and, in addition, may be made by the officers and employees of Landauer personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at The Company's expense, through brokers, custodians and others to the beneficial owners of Common Stock. The mailing address of Landauer's principal executive office is 2 Science Road, Glenwood, Illinois 60425.

     On December 20, 2002, Landauer had outstanding 8,782,670 shares of Common Stock, which is its only class of voting stock, held of record by approximately 600 holders. Only stockholders of record at the close of business on December 20, 2002 will be entitled to receive notice of and to vote at the meeting. With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. A stockholder may, with regard to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to the proposal to approve the selection of PricewaterhouseCoopers LLP as auditors (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal.

The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors, and FOR approval of PricewaterhouseCoopers LLP as auditors. The proxy also gives authority to the proxies to vote the shares in their discretion on any other matter presented at the meeting. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum. An abstention with respect to a proposal has the effect of a vote against a proposal.

                 BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table provides information as of December 20, 2002 concerning beneficial ownership of Common Stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each director nominee, each executive officer named under the caption "Executive Compensation" and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws, if applicable.

                                              Number
                                           Beneficially     Percent
Name of Beneficial Owner                      Owned         of Class
------------------------                   -------------    --------

T. Rowe Price Associates                   845,600   (1)        9.4%
First Pacific Advisors, Inc.               667,000   (2)        7.4%
Kayne Anderson Investment Management, LLC  452,724   (3)        5.0%
Robert J. Cronin                             6,000   (4)           *
Dr. E. Gail de Planque                         200                 *
Dr. Gary D. Eppen                            4,400   (4)           *
Thomas M. Fulton                           225,856   (5)        2.5%
M. Christine Jacobs                          --                    *
Richard R. Risk                              4,900   (4)           *
Paul B. Rosenberg                           65,320(4)(6)           *
Michael D. Winfield                          3,458   (4)           *
Robert M. Greaney                           19,527   (7)           *
Brent A. Latta                              87,452   (8)           *
James M. O'Connell                          51,167   (9)           *
Dr. R. Craig Yoder                          61,552  (10)           *
Joseph M. Zlotnicki                         22,000  (11)           *
All directors and executive officers
  as a group (13 persons)                  551,832  (12)        6.1%
__________

 *Less than one percent.


(1) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002. Includes 550,000 shares owned by the T. Rowe Price Small Cap Value Fund, Inc. T. Rowe Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of this stockholder is 100 East Pratt Street, Baltimore, MD 21201.

(2) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002. The address of this stockholder is 11400 West Olympic Blvd., Los Angeles, CA 90064.

(3) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2002. The address of the stockholder is 1800 Avenue of the Stars, Los Angeles, CA 90067.

(4) Includes 3,000 shares subject to options exercisable within 60 days after December 20, 2002.

(5) Includes 1,500 shares subject to options exercisable within 60 days after December 20, 2002.

(6) Includes 22,105 shares owned by Mr. Rosenberg's wife to which he disclaims beneficial ownership.

(7) Includes 3,750 shares subject to options exercisable within 60 days after December 20, 2002.

(8) Includes 70,000 shares subject to options exercisable within 60 days after December 20, 2002.

(9) Includes 40,000 shares subject to options exercisable within 60 days after December 20, 2002.

(10) Includes 45,000 shares subject to options exercisable within 60 days after December 20, 2002.

(11) Includes 22,000 shares subject to options exercisable within 60 days after December 20, 2002.

(12) Includes 197,250 shares subject to options exercisable within 60 days after December 20, 2002.

                         ELECTION OF DIRECTORS

     Members of Landauer's board of directors are divided into three classes serving staggered three-year terms. During 2001, the number of directors was increased from seven to nine. To fill the two vacancies,
M. Christine Jacobs was appointed to the class having a term expiring in 2003 and Dr. E. Gail de Planque was appointed to the class having a term expiring in 2004. The terms of three of the nine current directors expire at the annual meeting. Paul B. Rosenberg will retire from the board of directors following the annual meeting on February 5, 2003. Thomas M. Fulton and M. Christine Jacobs are Landauer's nominees for re-election to a three-year term. The vacancy created by the retirement of Mr. Rosenberg may be filled by the board of directors at a later date. Our by-laws provide that nominations for directorships by stockholders may be made only pursuant to written notice received at our principal office not less than 50 nor more than 75 days prior to the meeting. No such nominations were received for the meeting. Proxies may not be voted for a greater number of persons than the two named nominees. Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Thus, assuming a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, withholding authority to vote for a director and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF LANDAUER.

     The following table contains certain information as to the two nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

               Expira-                                     Director of
               tion                                        Landauer of
               Date of                                    its Predessor
               Current    Past Business Experience       Tech/Ops, Inc.
Name           Term       and Other Directorships             Since
----           -------    ------------------------        -------------
Robert J.
Cronin (2,3)
Age - 58       2005       Since 2001, partner,                1997
                          Open Approach LLC, a
                          provider of consulting
                          services to the printing
                          industry.  Until January
                          2000, Chairman of the
                          Board and Chief Executive
                          Officer of Wallace
                          Computer Services;
                          previously President,
                          Chief Executive Officer
                          and director; now retired.
                          Mr. Cronin joined Wallace
                          Computer Services in 1967.
                          Wallace Computer Services
                          is a provider of information
                          management products,
                          services and solutions.
                          Mr. Cronin is also a
                          director of various
                          privately held corporations.

               Expira-                                     Director of
               tion                                        Landauer of
               Date of                                    its Predessor
               Current    Past Business Experience       Tech/Ops, Inc.
Name           Term       and Other Directorships             Since
----           -------    ------------------------        -------------
Dr. E. Gail
de Planque (3,5)
Age - 57       2004       Since 2000, President,              2001
                          Strategy Matters, Inc., and,
                          since 1998, Director, Energy
                          Strategies Consultancy, Ltd.
                          Strategy Matters, Inc. and
                          Energy Strategies Consultancy,
                          Ltd. each provide consulting
                          services to the energy and
                          nuclear industries.  From 1991
                          to 1995, Dr. de Planque was a
                          Commissioner with the U.S.
                          Nuclear Regulatory Commission.
                          In 1967, she joined the Health
                          and Safety Laboratory of the
                          U.S. Atomic Energy Commission
                          (now the Environmental
                          Measurements Laboratory) where
                          she served as Director from
                          1987 to 1991 and as Deputy
                          Director from 1982 to 1987.
                          Dr. de Planque is a Director
                          of Northeast Utilities,
                          British Nuclear Fuels, Inc.,
                          and British Nuclear Fuels, plc.
                          She is a member of the Texas
                          Utilities Electric Operation
                          Review Committee and a
                          consultant to the United
                          National International
                          Atomic Energy Agency.

Dr. Gary D.
Eppen (1,4,5)
Age - 66       2004       Ralph and Dorothy Keller            1992
                          Distinguished Service Professor
                          Emeritus of Operations Management,
                          Graduate School of Business,
                          The University of Chicago.  From
                          July 1998 to June 2001 Dr. Eppen
                          was Deputy Dean of Part-time
                          Programs and Professor  of
                          Industrial Administration.  From
                          1970 to 1998 he was Professor
                          of Industrial Administration.
                          Dr. Eppen is also a director of
                          The Hub Group Inc., Lombard,
                          Illinois, an intermodal transpor-
                          tation marketing company.

* Thomas M.
Fulton  (4,5)
Age - 69       2003       President and Chief Executive       1988
                          Officer of Landauer from January
                          1988 until December 1998;
                          previously General Manager of
                          the personnel dosimetry division
                          of Tech/Ops, Inc., Landauer's
                          predecessor; now retired.
                          Mr. Fulton is also a Director
                          of Great Lakes Chemical Corporation,
                          a diversified producer of
                          chemicals.
                                   6

               Expira-                                     Director of
               tion                                        Landauer of
               Date of                                    its Predessor
               Current    Past Business Experience       Tech/Ops, Inc.
Name           Term       and Other Directorships             Since
----           -------    ------------------------        -------------
* M. Christine
Jacobs (2)
Age - 51       2003       Since 1998 Chairman of the          2001
                          Board and since 1993 President
                          and Chief Executive Officer of
                          Theragenics Corporation, a
                          manufacturer of implantable
                          radiation devices for the treat-
                          ment of cancer. Ms. Jacobs is a
                          director of McKesson HBOC, a
                          healthcare services company.

Brent A.
Latta (1)
Age - 59       2005       President and Chief Executive       1998
                          Officer of Landauer since
                          December 1998.  Mr. Latta joined
                          Landauer in 1987 as Vice
                          President - Marketing and served
                          in such capacity until 1997 when
                          he was elected Executive Vice
                          President.

Richard R.
Risk (2,3)
Age - 56       2005       President and Chief Executive       1997
                          Officer of Advocate Health Care
                          until April 2002 now retired.
                          Previously Mr. Risk served as
                          President and CEO of EHS Health
                          Care (which merged into Advocate
                          Health Care).  Advocare Health
                          Care specializes in health care
                          management.

Michael D.
Winfield (1,3,4,5)
Age - 62       2004       Since January 2001, director        1994
                          of UOP LLC, a general partnership
                          of Honeywell International, Inc.
                          and Dow Chemical Company, engaged
                          in the licensing of technologies
                          to the oil refining and petro-
                          chemical industries.  Mr. Winfield
                          was President and Chief Executive
                          Officer of UOP from February 1992
                          to January 2001, and a Vice
                          President from 1983 to 1992.

Member of the (1) executive committee, (2) audit committee, (3)
compensation committee, (4) nominating and governance committee, (5) technology committee.

     The board of directors has an audit committee, an executive committee, a compensation committee, a nominating and governance committee and a technology committee. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information and recommends the appointment of independent public accountants to the board of directors. The audit committee operates pursuant to a charter adopted by the board of directors. The audit committee charter was attached as Exhibit A to the definitive proxy statement filed by Landauer with the Securities and Exchange Commission on December 27, 2000 in connection with its 2001 annual meeting of stockholders. Each of the audit committee's four members meets the independence requirements established by the New York Stock Exchange. The executive committee represents a quorum of directors who are able to meet with a minimum of delay in the event any time sensitive matter requires immediate attention. The compensation committee approves all executive compensation and has responsibility for granting stock options to eligible members of management and administering our stock option and incentive plans. The nominating and governance committee establishes corporate governance policy and selects nominees for the board of directors. The nominating and governance committee will consider nominees that have been properly and timely recommended by stockholders. (See "Stockholder Proposals.") The technology committee, which was recently formed by action of the board of directors, provides oversight and counsel with respect to the Company's development and use of appropriate technologies in its products and services. The membership of each committee other than the executive committee consists exclusively of non-employee directors. During fiscal 2002, the audit committee met eight times including the meetings required to conduct its quarterly financial reviews, the compensation committee met three times and the nominating and governance committee met twice. Neither the executive committee nor the technology met during fiscal 2002.

     During fiscal 2002, the board of directors held a total of four meetings. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served.

     Mr. Risk, the chairman of the audit committee, Mr. Robert J. Cronin, the chairman of the compensation committee, and Dr. Gary D. Eppen, the chairman of the nominating and governance committee, were paid $25,000 each in fiscal 2002 for their services as directors. The other directors (except Mr. Latta) were paid $24,000 each. Landauer maintains a stock option plan for its non-employee directors, pursuant to which each eligible director elected or appointed prior to 2002 was granted an option to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which option vests ratably over 10 years. The plan, as amended and approved by stockholders at the 2002 annual meeting, provides for the automatic grant of options to each non-employee director on the date of each annual meeting, commencing with the 2002 annual meeting, to purchase 1,500 shares of Common Stock at the fair market value on the date of grant, such options vest ratably over 4 years. Landauer formerly maintained a directors' retirement plan that provides certain retirement benefits for non-employee directors. This plan was terminated in January 1997.
Benefits accrued under the retirement plan are frozen and will be payable to directors upon their retirement at age 70. As of September 30, 2002, the aggregate liability for these benefits amounted to $311,000, which has been accrued in the financial statements.

                        EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation for services to Landauer for the last three fiscal years of the President and Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers".)


                      SUMMARY COMPENSATION TABLE

                                                  Long-Term
                                  Annual        Compensation
                               Compensation        Awards       All
                            ------------------- -------------   Other
                                                 Securities    Compen-
Name and            Fiscal                       Underlying    sation
Principal Position   Year   Salary($)  Bonus($) Options(#)(1)  ($)(2)
------------------- ------  ---------  -------- -------------  -------

Brent A. Latta
 President &          2002   $291,250  $191,700        --       $1,150
 Chief Executive      2001    276,250   192,500        --        1,150
 Officer              2000    262,500   130,000        --        1,150

James M. O'Connell
 Vice President,
 Treasurer, Secre-    2002   $180,250  $ 94,600        --       $1,150
 tary & Chief         2001    173,250    96,300        --        1,150
 Financial Officer    2000    166,550    58,000        --        1,150

R. Craig Yoder
 Senior Vice
 President -          2002   $197,500  $104,000        --       $1,150
 Marketing &          2001    185,500   110,000        --        1,150
 Technology           2000    170,250    60,000        --        1,150

Joseph M. Zlotnicki
 (3)                  2002   $131,000  $ 69,200       10,000    $1,150
 Vice President -     2001    122,500    68,800        --        1,150
 International        2000    105,750    40,000        --        1,150

Robert M. Greaney
 (4)
 Vice President -     2002   $146,500  $ 77,000        --       $1,150
 Operations           2001    139,000    78,100        --        1,150


(1) There were no restricted stock awards or long-term incentive payouts for any of the executive officers for the last three fiscal years.

(2) Represents the Company's contribution to its 401(k) plan on behalf of each of these employees.

(3)  Mr. Zlotnicki was elected as Vice President on June 28, 2000.

(4)  Mr. Greaney was elected as Vice President on February 3, 2001.

                  OPTIONS GRANTS IN LAST FISCAL YEAR

     Information regarding stock options granted during the last fiscal year to Landauer's named Executive Officers is shown below:

                                                      Potential
                                                   Realizable Value
            No. of    % of Total                   at Assumed Annual
            Shares    Options                       Rates of Stock
          Underlying  Granted to Exercise         Price Appreciation
            Options   Employees    Price   Expir- for Option Term (3)
            Granted   in Fiscal  ($/share) ation  -------------------
Name        (#)(1)      Year        (2)    Date       5%       10%
----      ----------  ----------  -------- ------    ---       ---

Brent A.
Latta          --          --     $  --      --    $  --     $  --

James M.
O'Connell      --          --        --      --       --        --

R. Craig
Yoder          --          --        --      --       --        --

Joseph M.
Zlotnicki    10,000       18.2%     32.02    (4)   201,372   510,316

Robert M.
Greaney        --          --        --      --       --        --


(1) Each option becomes exercisable over a four-year period, with 25% of the options becoming exercisable on the first, second, third, and fourth anniversaries of the date of grant. Each option may become exercisable earlier than its scheduled vesting date upon discretion of the board of directors.

(2)  The exercise price is the fair market value on the date of grant.

(3) Potential realizable value is calculated based on an assumption that the price of Landauer's Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant of the option until the expiration date of the option. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent Landauer's estimate of future price. Actual gains, if any, upon the exercise of these options will depend on the actual performance of the Common Stock.

(4)  November 8, 2011.

               AGGREGATED OPTION EXERCISES IN LAST YEAR
                   AND FISCAL YEAR-END OPTION VALUES

     Information regarding the exercise of stock options during the last fiscal year and the holdings of unexercised stock options at September 30, 2002 by Landauer's Named Executive Officers is shown below.


                                  Number of Shares       Value of
                                     Underlying        Unexercised
                                    Unexercised        In-the-Money
                                   Options Held at     Options at
               Shares               September 30,      September 30,
              Acquired                 2002 (#)        2002 ($) (1)
                on      Value    -----------------  -----------------
              Exercise Realized   Exer-    Unexer-  Exer-     Unexer-
Name            (#)      ($)      cisable  cisable  cisable   cisable
----          -------- --------   -------  -------  -------   -------

Brent A.
Latta            --       --       57,500   12,500 $584,719   $83,906

James M.
O'Connell        --       --       35,000    5,000  433,687    33,563

R. Craig
Yoder            2,886  112,625    37,500    7,500  400,781    50,344

Joseph M.
Zlotnicki        --       --       21,250   13,750  242,016    36,472

Robert M.
Greaney          4,013  164,953     --       3,750    --       25,178


 (1) Aggregate market value on September 30, 2002 less aggregate exercise price.

                 EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of September 30, 2002 regarding the number of shares of Common Stock that may be issued under the Company's equity compensation plans. All equity compensation plans have been approved by the Company's stockholders.

                      (a)               (b)                 (c)
               ----------------  ----------------  --------------------
                                                   Number of securities
                   Number of                        remaining available
                  securities         Weighted-      for future issuance
                 to be issued         average          under equity
                 upon exercise    exercise price       compensation
                of outstanding    of outstanding     plans (excluding
               options, warrants options, warrants securities reflected
Plan category     and rights        and rights        in column (a))
-------------  ----------------- ----------------- --------------------

Equity compen-
sation plans
approved by
security holders    435,250           $ 23.63             441,749

Equity compen-
sation plans
not approved by
security holders      --                --                   --
                    -------           -------             -------
Total               435,250           $ 23.63             441,749
                    =======           =======             =======


     EMPLOYMENT AND COMPENSATION AGREEMENTS. Landauer has entered into employment agreements with each of the executive officers for their employment in their respective capacities indefinitely. The agreements provide that, in the event of termination of employment under certain circumstances by Landauer other than for cause, death, disability or voluntary termination, or by the executive for good reason (which includes a good faith determination by the executive that he believes that he will not be able to effectively discharge his duties or where Landauer fails to obtain an assumption in writing of its obligations under the agreement by a successor, as defined) the executive will become entitled to continuation of base salary and average bonuses determined in accordance with the agreement for a period ranging from twelve to eighteen months and certain other benefits. The amounts otherwise payable to the executive will be offset by any compensation earned by the executive from employment with a new employer during such severance period but will not be reduced below an amount equal to six month's base salary and average bonuses. The benefits payable to Messrs. Latta and O'Connell, Dr. Yoder, and Messrs. Zlotnicki and Greaney under these agreements, if their employment had been terminated as of September 30, 2002, would have had an estimated value of $704,000, $402,000, $446,000, $197,000 and $215,000, respectively.

     EXECUTIVE SPECIAL SEVERANCE PLAN. On May 22, 2002, Landauer adopted the Landauer, Inc. Executive Special Severance Plan (the "Severance Plan") in which certain of Landauer's executives, including Messrs. Latta and O'Connell, Dr. Yoder and Messrs. Zlotnicki and Greaney, participate. Under the Severance Plan, if (i) the executive's employment is terminated involuntarily without cause or is terminated by the executive for good reason (as defined in the plan) within two years following a change in control, or (ii) the executive elects to terminate employment for any reason during the 30-day period immediately following the one-year anniversary of a change in control, the executive will receive a lump sum payment equal to three times (in the case of Mr. Latta) or two times (in the case of the other Named Executive Officers) the sum of: (i) the highest annual rate of the executive's base salary during the 12-month period immediately prior to his termination and (ii) the greater of the executive's target annual bonus and the average annual bonus received during the three fiscal years prior to termination. In addition, the terminated executive will become fully vested in his accrued benefit under the supplemental key executive retirement plan (described below) and will receive a lump sum payment equal to the actuarial equivalent of his accrued benefit under that plan. The terminated executive also will receive continued medical, dental and life insurance coverage and outplacement services for up to three years (in the case of Mr. Latta) or up to two years (in the case of the other Named Executive Officers). The Severance Plan conditions receipt of the foregoing severance payments and benefits upon the executive entering into a noncompetition/nonsolicitation agreement and executing a general release of claims against Landauer and its affiliates.

     Additionally, the Severance Plan provides that, immediately upon a change in control, all of the executive's outstanding stock options and other equity awards become exercisable, or vested, in full, and any outstanding stock options will remain exercisable until the earlier of the first anniversary of the executive's termination of employment and the original expiration date of the option.

     The Severance Plan also provides that if any payment made under the Severance Plan or otherwise to a covered executive would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Landauer will make an additional payment to the executive such that the executive receives a net amount equal to the amount he would have received if Section 4999 did not apply; provided, however, if the net-after tax benefit to the executive would not exceed by at least 10% the net after-tax proceeds without such additional payment and with a reduction of the benefits to an amount such that no excise tax is payable, Landauer will not make the additional payment and the executive's benefits will be reduced to such amount.

     For purposes of the Severance Plan, a "change in control" generally means (i) certain acquisitions of 30% or more of the then outstanding shares of Common Stock, (ii) a change in the board of directors resulting in the incumbent directors ceasing to constitute at least a majority of the board of directors, (iii) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of Landauer (unless, among other conditions, Landauer's stockholders receive more than 60% of the stock of the resulting company) or (iv) the consummation of a liquidation or dissolution of Landauer.

     RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN. Messrs. Latta and O'Connell, Dr. Yoder, and Messrs. Zlotnicki and Greaney participate in Landauer's retirement plan, a defined benefit plan under which benefits are based upon the average of the annual rates of compensation in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based on years of service as set forth below. U.S. tax law places limitations on the annual compensation eligible for benefit consideration and on the aggregate annual amount payable to an individual under qualified retirement plans.

     Messrs. Latta and O'Connell, Dr. Yoder, and Messrs. Zlotnicki and Greaney also participate in Landauer's supplemental key executive retirement plan, under which a participant is entitled to such payments during his life after retirement at age 65 as may be necessary, when added to his benefits under other company-funded retirement or profit sharing plans, to provide a minimum annual benefit equal to 50% of his highest five-year average compensation (including incentive compensation) or final year compensation (including five-year average incentive compensation), whichever is greater. Such payments continue to a participant's spouse after the participant's death, but at a decreased percentage of 25%. Benefits are reduced by 2% (1% for surviving spouses) for each year of service less than 25 years.

     The following table sets forth information concerning the combined annual benefits payable pursuant to the retirement plan on a straight-life annuity basis and the supplemental retirement plan on a 50% joint-and-survivor basis upon retirement at age 65 for specified compensation levels (assuming continuation of 2002 fiscal year compensation, as defined) and years of service classifications. Benefits under the retirement plan are computed solely on the base salary of participants. Benefits under the supplemental key executive retirement plan are inclusive of incentive compensation. Benefits under the retirement plan that are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules may be reinstated under the supplemental retirement plan.


                          PENSION PLAN TABLE

Earnings
on Which
Combined                Estimated Combined Annual Pension
Retirement             Based on Years of Service Indicated
Benefits   -----------------------------------------------------------
are Based     20 years    25 years    30 years    35 years    40 years
---------     --------    --------    --------    --------    --------

$ 200,000     $ 80,000    $100,000    $100,000    $100,000    $133,600
  250,000      100,000     125,000     125,000     125,000     133,600
  300,000      120,000     150,000     150,000     150,000     150,000
  350,000      140,000     175,000     175,000     175,000     175,000
  400,000      160,000     200,000     200,000     200,000     200,000
  450,000      180,000     225,000     225,000     225,000     225,000
  500,000      200,000     250,000     250,000     250,000     250,000

     Credited years of service at September 30, 2002 were 15 for Mr. Latta, 12 for Mr. O'Connell, 19 for Dr. Yoder, 12 for Mr. Zlotnicki and 26 for Mr. Greaney. Credited years of service at age 65 would be 21 for Mr. Latta, 22 for Mr. O'Connell, 35 for Dr. Yoder, 31 for Mr. Zlotnicki and 42 for Mr. Greaney.


                     COMPENSATION COMMITTEE REPORT

     Landauer's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the compensation committee of the board of directors (the "Committee"), consisting of three independent outside directors who are not employees of Landauer. The Committee regularly reviews and approves generally all of Landauer's compensation and fringe benefit programs and also reviews and determines the base salary and incentive compensation of the Named Executive Officers, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full board of directors. The Committee also reviews and makes recommendations to the board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers Landauer's Amended and Restated 1996 Equity Plan (the "Equity Plan") and 2000 Incentive Compensation Plan for Executive Officers (the "Executive Officer Plan"); each of which was approved by the Committee, the board of directors and stockholders.

     Landauer believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of Landauer. Landauer considers stock ownership, options currently held and options previously granted when granting options.

     Landauer believes that the combination of salary, incentive compensation and the award of stock options is the best tool for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined as a result of individual performance, level of responsibility and experience. Landauer reviews these salaries annually and periodically measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of peer companies. The peer companies are generally of about the same size as Landauer in terms of market capitalization and profitability and are in technical or service, rather than consumer or distribution, fields. Landauer believes that its competitors for executive talent are not necessarily companies which engage in the same business as Landauer and, therefore, the companies used for comparative compensation purposes generally differ from the companies included in the testing laboratory peer group shown under the heading "Performance Graph.".

     The Executive Officer Plan covers executive officers who are elected by the board of directors to such offices and establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) budgeted operating income and (ii) achievement of budgeted revenues. The target incentive compensation award, as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for Vice Presidents. The actual size of the incentive compensation pool available for award varies based upon actual financial performance for operating income and revenue achievement.

     OPERATING INCOME COMPONENT. At 100% actual-to-budget operating income, the aggregate executive officer incentive compensation pool is equal to 100% of the sum of the target awards for each executive officer. From 100% to 120% actual-to-budget operating income, the aggregate executive officer incentive compensation pool is prorated from 100% to 200% of the sum of the target awards for each executive officer. At or above 120% actual-to-budget operating income, the aggregate executive officer incentive compensation pool is equal to 200% of the sum of the target awards for each executive officer. At or below 90% actual-to-budget operating income, the pool available for incentive compensation is zero.

     REVENUE ACHIEVEMENT COMPONENT. Revenue achievement, as measured by percent actual-to-budget revenues, serves to modify the award based upon operating income. At revenue achievement levels above 98% and below 102% no adjustment is required. At 96% revenue achievement the aggregate amount of the executive officer incentive compensation pool determined on the basis of operating income is reduced by 20%. At 94% revenue achievement the reduction is 40%. The sole increase in the aggregate amount of the pool occurs where revenue achievement is above 102% at which level the percent of target bonus to be paid is increased by 20 percentage points.

     The amount of tentative incentive award for any executive officer is determined by multiplying the executive's base salary by the actual incentive award percentage. The actual incentive award percentage is the target award percentage (50% or 40%) multiplied by the percentage of target award determined by the operating income and revenue achievement components. Two-thirds of the tentative incentive award is payable to the executive officer based solely on these financial performance measures. With respect to the balance remaining in the pool for the fiscal year, the compensation committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive.

     The aggregate amount of incentive compensation awards for any fiscal year under the Executive Officer Plan and other incentive compensation plans is limited to 6% of Landauer's operating income for such fiscal year.

Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events. During fiscal 2002 no such adjustments were considered in its decision to award incentive compensation for executive officers.

     The recommended base salary and incentive compensation award for the Chief Executive Officer is determined each year by the Committee based upon overall financial performance of Landauer and the performance of the Chief Executive Officer relative to corporate objectives and other factors under the terms of the Executive Officer Plan. Mr. Latta's base salary and incentive compensation for fiscal 2002 was an aggregate of $482,950. The increase in Mr. Latta's base salary related to the level of responsibility and accountability of the Chief Executive Officer, as well as external factors such as inflation and base salary levels in comparable companies. The amount of incentive compensation awarded to Mr. Latta was determined based on actual financial performance relative to planned operating income, revenue achievement and individual performance relative to stated objectives under the terms of the Executive Officer Plan. The Company exceeded its financial targets both in terms of operating income and revenues. Mr. Latta achieved substantially all of the personal objectives established by the board of directors during fiscal 2002.


                MEMBERS OF THE COMPENSATION COMMITTEE:

                      Robert J. Cronin, Chairman
                            Richard R. Risk
                          Michael D. Winfield

                           PERFORMANCE GRAPH

     The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in Landauer's Common Stock, in the New York Stock Exchange ("NYSE") Market Index, in the American Stock Exchange ("AMEX") Market Index and in an industry index represented by a group of testing laboratories during the period from September 30, 1997 through September 30, 2002. On January 15, 2002, the listing of Landauer's Common Stock was changed from the American Stock Exchange to the New York Stock Exchange. Accordingly, the following table includes comparisons of the performance of Landauer's Common Stock with both the NYSE Market Index and the AMEX Market Index.
The comparisons in the following table are historical and are not intended to forecast or be indicative of possible future performance of Landauer's Common Stock.


                 VALUE OF INVESTMENT AT SEPTEMBER 30,
                 ------------------------------------

                             1997   1998   1999   2000   2001   2002
                             ----   ----   ----   ----   ----   ----

Landauer, Inc.               $100   $107   $111   $ 88   $171   $173
NYSE Market Index             100    103    123    141    117     97
AMEX Market Index             100     87    102    122     91     99
Testing Laboratories          100     65     77    150     91    113

                        AUDIT COMMITTEE REPORT

     Landauer's Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2002. Additionally, the committee has reviewed and discussed with management and the independent auditors the Company's unaudited interim financial statements as of and for the end of each of the first three fiscal quarters for the year ended September 30, 2002. These discussions occur prior to the issuance of news releases reporting such quarterly results.

     The committee discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, and discussed with the auditors the auditors' independence. In addition, the committee considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the independent auditors' independence from management and the Company.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.


                    MEMBERS OF THE AUDIT COMMITTEE:

                       Richard R. Risk, Chairman
                           Robert J. Cronin
                           Paul B. Rosenberg
                          M. Christine Jacobs



                          CHANGE IN AUDITORS


     On May 22, 2002, the board of directors of the Company dismissed its independent auditor, Arthur Andersen LLP. The decision to dismiss Arthur Andersen was recommended by the Company's Audit Committee and unanimously approved by the Company's board of directors.

     Arthur Andersen's report on the financial statements of the Company for each of the years ended September 30, 2000 and September 30, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended September 30, 2000 and September 30, 2001 and the interim period between September 30, 2001 and May 22, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the years ended September 30, 2000 and September 30, 2001 and the interim period between December 31, 2001 and March 31, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). A letter from Arthur Andersen was filed as Exhibit 16.1 to the Company's Current Report on Form 8-K/A dated June 26, 2002.

     The Company engaged PricewaterhouseCoopers LLP as its new independent auditor, effective May 22, 2002. During the years ended September 30, 2000 and September 30, 2001 and the interim period between September 30, 2001 and May 22, 2002, the Company did not consult with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event.


                  FEES BILLED BY INDEPENDENT AUDITORS

     AUDIT FEES. Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP, our independent auditors, for the audit of Landauer's financial statements for the fiscal year ended September 30, 2002, as well as for reviews of the financial statements in Landauer's Forms 10-Q during such fiscal year were $81,459.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Landauer did not engage the independent auditors to provide financial information systems design and implementation during the fiscal year ended September 30, 2002.

     ALL OTHER FEES. Aggregate fees billed for all other services rendered by our independent auditors during the fiscal year ended
September 30, 2002 were $25,890.


                         SELECTION OF AUDITORS

     The stockholders will be asked at the annual meeting to approve the selection of auditors for the fiscal year ending September 30, 2003. PricewaterhouseCoopers LLP, One North Wacker, Chicago, Illinois, has served as auditors for Landauer for the year ended September 30, 2002, and it will be recommended to the stockholders that such firm be selected again. The audit committee, comprised of Richard R. Risk, Paul B. Rosenberg, Robert J. Cronin and M. Christine Jacobs, has approved this recommendation. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     If a quorum is present, in order to approve the selection of PricewaterhouseCoopers LLP as Landauer's auditors for the fiscal year ending September 30, 2003, a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS OF LANDAUER FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

                         STOCKHOLDER PROPOSALS

     Proposals intended to be presented by security holders at the annual meeting of stockholders scheduled for February 4, 2004 must be received by Landauer in order to be considered for inclusion in Landauer's proxy statement and form of proxy relating to that meeting not later than September 12, 2003. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission. In addition, under Landauer's by-laws, nominations for directorships and stockholder proposals to be acted on at the 2004 annual meeting may be made only pursuant to written notice received at Landauer's principal office on or after November 21, 2003 and on or before December 16, 2003.

     Landauer's by-laws provide that notice of a stockholder nomination for director must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934. Such notice must also set forth, as to the stockholder making the nomination, (i) the name and record address of such stockholder and (ii) the class and number of shares of capital stock of the corporation that are beneficially owned by such stockholder. If the chairman of the stockholder meeting determines that a stockholder nomination was not made in accordance with the procedure set forth in the bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

     Nominations for director and stockholder proposals should be directed to James M. O'Connell, Secretary, Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586.


         SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Landauer's officers and directors and persons who beneficially own more than ten percent of Landauer's Common Stock ("Reporting Persons") to file reports of beneficial ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file.

     Based solely on a review of the Form 3, 4 and 5 filings received from, or filed by Landauer on behalf of, Reporting Persons since the beginning of fiscal year 2002, Landauer is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during fiscal year 2002 except (i) three reports on Form 4 for Mr. Greaney for the exercise of options and the sale of shares and (ii) one report on Form 4 for Dr. Yoder for the exercise of options. In each case the required forms were not filed on a timely basis but have since been filed.

                             MISCELLANEOUS

     Landauer's 2002 Annual Report to Stockholders (which includes a copy of Landauer's Annual Report on Form 10-K for the fiscal year ended September 30, 2002) accompanies this proxy statement.

     The board of directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning the meeting from time to time until a quorum is obtained.




                            James M. O'Connell
                            Vice President, Treasurer, Secretary
                            and Chief Financial Officer


January 2, 2003